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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EXPRESSJET HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 24, 2004

To Our Stockholders:

        On behalf of our Board of Directors, we are pleased to invite you to attend the ExpressJet Holdings, Inc. 2004 Annual Meeting of Stockholders. As indicated in the attached notice, this meeting will be held at the Hilton Americas-Houston, 1200 Avenida de las Americas, Houston, Texas on Wednesday, May 5, 2004, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

        Please vote by Internet or telephone proxy as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you can date, sign and mail the enclosed proxy card in the envelope provided. We look forward to seeing you in Houston.

                      Cordially,

                      James B. Ream
                       President and Chief Executive Officer

EXPRESSJET HOLDINGS, INC.
1600 Smith Street, Dept. HQSCE
Houston, Texas 77002

Notice of 2004 Annual Meeting of Stockholders
to be held May 5, 2004

        The 2004 Annual Meeting of Stockholders of ExpressJet Holdings, Inc. will be held at the Hilton Americas-Houston, 1200 Avenida de las Americas, Houston, Texas on Wednesday, May 5, 2004, at 10:00 a.m., local time, for the following purposes:

  1.
  To elect two Class III directors to serve terms expiring at the 2007 annual stockholders meeting;

  2.
  To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2004; and

  3.
  To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

        The holders of record of the company's common stock at the close of business on March 17, 2004 are entitled to notice of and to vote at the meeting. The holder of the company's special voting preferred stock is not entitled to vote such preferred stock at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, HQSCE, Houston, Texas.

                            Cordially,

                            Scott R. Peterson
                                                  Secretary

Houston, Texas
March 24, 2004

        Please authorize your proxy or direct your vote by Internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

Table of Contents

Letter to Stockholders
Notice of Annual Meeting

EXPRESSJET HOLDINGS, INC.
1600 Smith Street, HQSCE
Houston, Texas 77002

PROXY STATEMENT

2004 Annual Meeting of Stockholders
to be held May 5, 2004

THE MEETING

Purpose, Place, Date and Time

        We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at the company's 2004 annual stockholders meeting or any adjournment or postponement of that meeting (the "Meeting"). The Meeting will be held at the Hilton Americas-Houston, 1200 Avenida de las Americas, Houston, Texas on Wednesday, May 5, 2004, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2004 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, which are accompanied or preceded by a copy of our 2003 Annual Report, are being first mailed or otherwise delivered to stockholders on or about March 24, 2004.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

        Holders of record of our common stock at the close of business on March 17, 2004, the record date, are entitled to notice of and to vote at the Meeting. At the close of business on the record date, ExpressJet had 54,201,543 shares of common stock and one share of special voting preferred stock outstanding.

        Subject to certain limitations on voting by non-U.S. citizens (defined below), each share of our common stock is entitled to one vote per share on the matters proposed. The sole share of our special voting preferred stock can be owned only by Continental Airlines, Inc. (or its successor) and its controlled affiliates and is entitled to the voting rights described in "Voting Rights and Principal Stockholders" below. The holder of the special voting preferred stock is not entitled to vote such preferred stock at the Meeting. However, Continental Airlines also owns 30.9% of our outstanding common stock and will be able to vote these shares at the Meeting.

        A quorum of stockholders (those holding a majority of the outstanding common stock and attending personally or represented by proxy) is necessary for a valid meeting. Abstentions will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum, as would broker non-votes. (Broker non-votes occur when brokers are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given.) Brokers are permitted to vote on the election of directors and the ratification of auditors without instructions from beneficial owners, so we do not anticipate any broker non-votes at the Meeting.

        Directors are elected by a plurality of the votes cast for directors. Ratification of the appointment of independent auditors requires approval by a majority of the votes cast on the proposal. Abstentions

(and any broker non-votes) will not be included in the number of votes cast on a matter and thus will not be taken into account in determining the approval of these proposals.

Voting of Proxies

        Although you may use the enclosed postage-paid envelope to return the proxy card or voting form that accompanies this proxy statement, we would prefer that you instead vote by Internet or telephone if possible, which saves the company money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

        Shares Held of Record.    Stockholders with shares registered in their names at Mellon Investor Services LLC, our transfer agent and registrar, may authorize a proxy by Internet at the following Internet address: http://www.eproxy.com/xjt, or telephonically by calling Mellon Investor Services at 1-800-435-6710. Proxies submitted through Mellon by Internet or telephone must be received by 11:59 p.m. eastern time on May 4, 2004. Giving such a proxy will not affect your right to vote in person if you decide to attend the Meeting.

        Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program (separate from that offered by Mellon Investor Services) that also permits stockholders to direct their vote by Internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by Internet or telephone by following the instructions on their enclosed voting form. Votes directed by Internet or telephone through such a program must be received by 11:59 p.m. eastern time on May 4, 2004. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Meeting; however, you must first request a legal proxy either on the Internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by Internet or by telephone with respect to your shares.

        The Internet and telephone proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

        You can revoke your proxy before it is exercised at the Meeting in any of three ways:

  •
  by submitting written notice to our Secretary before the Meeting that you have revoked your proxy;

  •
  by timely submitting another proxy by telephone, Internet or mail that is later dated and, if by mail, that is properly signed; or

  •
  by voting in person at the Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

        ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by Internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation therefor, and by Morrow & Co., Inc., which the company has retained to assist in soliciting proxies for a fee estimated not to exceed $2,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Meeting

        At the Meeting, we will act only on the matters indicated on the accompanying Notice and procedural matters related to the Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

        We have two classes of voting securities outstanding—common stock, which is entitled to one vote per share (subject to certain limitations on voting by non-U.S. citizens), and special voting preferred stock, which is entitled to the voting rights described below.

        One share of a series of our preferred stock called special voting preferred stock is currently authorized, designated and outstanding and is owned by Continental Airlines. The special voting preferred stock can be owned only by Continental Airlines (or its successor) and its controlled affiliates. The holder of the special voting preferred stock is entitled to elect to our board of directors:

  •
  three directors, so long as Continental (or its successor) and its controlled affiliates own 30% or more of our outstanding common stock;

  •
  two directors, so long as Continental (or its successor) and its controlled affiliates own 20% or more (but less than 30%) of our outstanding common stock; and

  •
  one director, so long as Continental (or its successor) and its controlled affiliates own 10% or more (but less than 20%) of our outstanding common stock.

        The holder of the special voting preferred stock may act by written consent with respect to the election of directors. The number of directors the special voting preferred stock is entitled to elect may not be increased once it has been reduced. Each director elected by this stock will serve until the earlier of his or her death, resignation, removal or the termination of his or her term of office. Vacancies among the directors elected by the special voting preferred stock may be filled only by the vote of a majority of the special voting preferred stock directors remaining in office or, if there are none, by the holder of such stock. Directors elected by the holder of the special voting preferred stock may be removed without cause only by the holder of such stock and for cause only upon the vote of the holders of 80% of our outstanding common stock.

        The following actions may not be taken without the approval of the holder of the special voting preferred stock, voting as a separate class:

  •
  the reclassification, change, conversion, alteration or amendment (other than through a stock split, stock dividend, subdivision or combination of shares) of our common stock;

  •
  any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provisions of our certificate of incorporation that would adversely affect the holder of the special voting preferred stock;

  •
  the amendment, alteration or repeal (whether by merger, consolidation or otherwise) of the provisions of our certificate of incorporation relating to the voting rights of our common stock and the size of our board of directors; and

  •
  any amendment, alteration or repeal of the rights, preferences and powers of the special voting preferred stock.

        Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as the company's wholly owned subsidiary, ExpressJet Airlines, Inc., may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Consequently, the company must be a U.S. citizen. For these purposes, a "U.S. citizen" means:

  •
  an individual who is a citizen of the United States;

  •
  a partnership, each partner of which is an individual who is a citizen of the United States; or

  •
  a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States.

        Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on this stock record if the amount so registered would exceed United States foreign ownership restrictions.

Beneficial Ownership of Common Stock by Certain Persons

        The following table sets forth, as of March 17, 2004 (except as noted below), information available to us with respect to persons that beneficially own more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class
Continental Airlines, Inc. (1) 1600 Smith Street, Dept. HQSLG Houston, TX 77002	Common Stock	16,729,875	30.9%
	Special Voting Preferred Stock	1	100%
State Street Bank & Trust Company (2) 1 Lincoln Street Boston, MA 02110	Common Stock	5,788,662	10.7%
Barclays Global Investors, NA. (3) 45 Fremont Street San Francisco, CA 94105	Common Stock	5,671,967	10.5%
FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	Common Stock	4,777,121	8.8%

(1)
Pursuant to a Schedule 13G dated February 17, 2004, Continental reported that it has sole voting and dispositive power over all such shares.

(2)
Pursuant to a Schedule 13G dated February 18, 2004, State Street reported that it has sole voting and dispositive power over 4,478,800 (8.3%) shares of our common stock as investment manager for the defined benefit plan trust of Continental Airlines. It also reported having sole dispositive power over an additional 1,309,862 shares and sole voting power over 1,258,662 of those shares in various fiduciary capacities on behalf of other parties.

(3)
Pursuant to a Schedule 13G dated February 17, 2004, Barclays Global Investors, N.A. (together with the following related entities — none of which beneficially owned 5% or more of our outstanding common stock: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA and Barclays Private Bank Limited) reported that it had sole voting and dispositive power as to 5,301,420 shares of our common stock.

(4)
Pursuant to a Schedule 13G dated February 17, 2004, FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson reported that FMR Corp. (together with its wholly owned subsidiaries, Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited, and together with Fidelity International Limited, an entity independent of FMR Corp. of which approximately 40% of the stock is owned by a partnership controlled by the Johnson family) had sole voting power as to 1,271,321 shares and sole dispositive power as to 4,777,121 shares, and that each of Mr. Johnson and Ms. Johnson had sole dispositive power as to 4,777,121 shares. According to the Schedule 13G, Mr. Johnson and Ms. Johnson and various family members, through their ownership of FMR Class B common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp. The Schedule 13G also states that Fidelity Management & Research Company, at 82 Devonshire Street, Boston, Massachusetts 02109, is the beneficial owner of 3,507,100 shares, or 6.5%, of our common stock as a result of acting as investment adviser to various investment companies; and that none of the other reporting entities own 5% or more of our common stock.

Beneficial Ownership of Common Stock by Directors and Executive Officers

        The following table shows, as of March 17, 2004, the number of shares of our common stock beneficially owned by each of our current directors and nominees, a former and our current executive officers named below in the Summary Compensation Table, and all these executive officers and directors as a group.

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class
Gordon M. Bethune	5,000		*
Janet M. Clarke	10,000	(1)	*
Frederick S. Cromer	52,500	(1)	*
Kim A. Fadel	10,000	(1)	*
Lawrence W. Kellner	5,000		*
Jerry E. Losness	58,500	(2)	*
C.D. McLean	5,000	(1)	*
Scott R. Peterson	—		*
James B. Ream	173,750	(3)	*
Thomas E. Schick	10,000	(1)	*
L.E. Simmons	12,500	(4)	*
Richard F. Wallman	—		*
John F. Wombwell	1,000		*
All executive officers and directors as a group (13 persons)	343,250	(5)	*

*
Indicates ownership of less than one percent of the outstanding shares of our common stock.

(1)
Represents shares that may be purchased under options exercisable within 60 days.

(2)
Includes 52,500 shares that may be purchased under options exercisable within 60 days.

(3)
Includes 133,750 shares that may be purchased under options exercisable within 60 days.

(4)
Includes 10,000 shares that may be purchased under options exercisable within 60 days.

(5)
Includes 283,750 shares that may be purchased under options exercisable within 60 days.

GENERAL INFORMATION

Board of Directors

        Our board of directors currently consists of nine persons, five of whom have been affirmatively determined by the board to be independent and to have no material relationship with the company or its management under the standards set forth in the Corporate Governance Guidelines adopted by our board and the applicable rules of the New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC"). The directors determined to be independent under these standards are Ms. Clarke, and Messrs. Fadel, Schick, Simmons and Wallman. Mr. Ream and the three directors elected by Continental Airlines as the holder of our special voting preferred stock, Messrs. Bethune, Kellner and McLean, are not considered independent because of their current (or, in Mr. McLean's case, recent) employment as a senior executive of the company or Continental. The Guidelines are available on our website at www.expressjet.com. As to independence, the Guidelines provide as follows:

          "The Board defines "independent director" in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. Because it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director's relationship to a listed company, the Board is responsible for affirmatively determining that each independent director has no material relationship with the Company or its affiliates (either directly as a partner, stockholder or officer of an organization that has a relationship with the Company). A relationship will be considered "material" if in the judgment of the Board it would interfere with the director's independent judgment, and the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation."

Board Meetings, Attendance and Communications

        Regular meetings of our board of directors are typically held four times per year, and special meetings are scheduled when required. The board held eight meetings in 2003. During 2003, each director attended at least 75% of the aggregate of the total number of meetings of the board and each committee of which he or she was a member, which were held during the period that person was a director or committee member. Although we have no formal policy relating to directors' attendance at the annual stockholders meeting, the annual meeting of our board typically follows the stockholders meeting and it is anticipated that directors will attend both meetings. All of our directors attended our 2003 stockholders meeting.

        The board of directors met in executive session once in 2003 (i.e., a session not including any management directors) and, in accordance with the recently adopted Guidelines, will do so at least twice each year going forward. In addition, a session of the independent directors was also held in 2003, and the Guidelines require that such a session be held at least once each year. As set forth in the Guidelines, the director that presides at these sessions rotates among the non-management members of the board in order of seniority (or age in the case of directors of equal seniority).

        Stockholders or others desiring to communicate directly with the non-management directors or with any individual director may direct their correspondence to the director(s) at the company's address set forth above or may do so electronically at the following email address: xjtinternalaudit@expressjet.com. (Please indicate in the subject line which directors are the intended recipients.) The company's Secretary reviews all such correspondence and regularly forwards it to the pertinent directors if it relates to the functions of the board or its committees. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the board's Audit Committee.

Committees of the Board

        Audit Committee.    The committee met five times in 2003 and is comprised of three directors determined by the board to be independent: Mr. Simmons, who chairs the committee, Ms. Clarke and Mr. Schick. The board of directors has determined that one of its members, Mr. Wallman, qualifies as an audit committee financial expert (as defined in applicable SEC rules). Mr. Wallman's background is discussed below under Proposal 1. The board anticipates appointing Mr. Wallman to the Audit Committee in May 2004 when his duties on other boards on which he serves will permit him to assume such additional responsibilities.

        The board of directors has adopted a written charter for the Audit Committee, a copy of which is included as an appendix to this proxy statement. As described in greater detail in the charter, the Audit Committee has responsibility to oversee the company's accounting and financial reporting processes as well as reviews of our interim financial statements and audits of our annual financial statements. The committee has the authority to appoint and otherwise oversee the retention, independence, compensation and work of our independent auditors and to authorize any special audit, audit-related or non-audit services that, in the committee's discretion, are deemed appropriate. The committee reviews with management and the company's independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company's audited financial statements with management and the independent auditors. See "Report of the Audit Committee" below.

        Human Resources Committee.    The committee met four times in 2003 and is comprised of three directors determined by the board to be independent: Ms. Clarke, who chairs the committee, and Messrs. Fadel and Schick. Pursuant to its charter, which is available on our website at www.expressjet.com, the committee has the authority to act on behalf of the board of directors with respect to all matters relating to the employment of senior officers by ExpressJet and its subsidiaries, including approval of compensation, benefits, incentives and employment agreements. See "Executive Compensation Report of the Human Resources Committee" below. The committee is also charged with overseeing the company's general compensation structure and administering the company's bonus, incentive and other compensation plans when so directed by the board.

        Nominating and Corporate Governance Committee.    The committee, the charter of which is available on our website at www.expressjet.com, met three times in 2003 and is comprised of three directors determined by the board to be independent: Mr. Fadel, who chairs the committee, Ms. Clarke and Mr. Schick. The committee is responsible for identifying individuals qualified to become members of the board of directors and recommending the slate of directors to be nominated by the board at the annual meeting of stockholders or any director to fill a vacancy on the board. The committee will consider nominations from stockholders; any stockholder desiring to submit a nomination to the committee, should send the recommendation, together with appropriate background and contact information, to the Secretary of the company at the company's address set forth above.

        The director-qualification criteria established in the Guidelines include the following and are applied by the committee to candidates nominated by stockholders and those originating with the board:

  (a)
  reputation, integrity and (for non-management directors) independence;

  (b)
  business, government or other professional experience and acumen;

  (c)
  the number of other public companies for which the person serves as a director and the availability of the person's time and commitment to the company;

  (d)
  diversity;

  (e)
  knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company's operational environment;

  (f)
  age (it being the policy of the company that no person shall be nominated by the board to serve as a director, or be elected by the board to fill a vacancy on the board, if that person is, or would be on the date of his or her election, age 70 or older);

  (g)
  tenure as a member of the company's board; and

  (h)
  the director's history of attendance at board and committee meetings and the director's preparation for and participation in such meetings (in the case of directors currently serving on the board).

Candidates may be identified by the committee through current board members, stockholders or other persons. These candidates, including those recommended by stockholders, are evaluated according to the criteria described above at regular or special meetings of the committee, and may be considered at any time during the year. If any materials are provided by a candidate or other party in connection with the nomination of a director candidate, such materials are reviewed by the committee in evaluating that candidate.

        In addition, the committee recommends the directors to be appointed to committees of the board (other than the committee itself), including in the event of vacancies, the compensation and benefits of non-management members of the board. The committee developed, and the board adopted, the Guidelines discussed above. The committee also oversees the evaluation of the performance of the board and its committees.

Compensation of Directors

        Members of the board of directors who are not employees of the company or of Continental Airlines ("outside directors") receive an annual retainer of either $30,000 per year, $40,000 if they chair a committee of the board, $50,000 if they are determined by the board to qualify as an audit committee financial expert (and are elected to the Audit Committee), or $60,000 if elected chairman of the board.

        Outside directors receive meeting fees for board and committee meetings (other than Audit Committee meetings physically attended) as follows: $2,000 for each meeting physically attended ($3,000 for the chairman), and $1,000 for telephonic board and $500 for telephonic committee participation. Audit Committee members receive $5,000 for each meeting of the committee physically attended ($7,500 for the chairman).

        Outside directors also receive stock options to purchase 5,000 shares of our common stock upon their initial election to the board and following each annual meeting of stockholders. The options bear exercise prices equal to the fair market value of the stock on the grant date.

        In addition, outside directors receive flight benefits on our flights during their term as a director, permitting positive space travel on our flights by the director, the director's family and a limited number of other individuals (which is taxable to the director, subject to the reimbursement of some of the taxes by us), as well as passes permitting a certain amount of positive space travel on Continental Airlines. During 2003, the value we imputed to the use of these flight benefits, including the tax reimbursement, varied by director, but did not exceed $4,000 for any of these directors.

        Non-outside directors receive reimbursement of expenses incurred in attending meetings. No member of our board of directors was paid any compensation in 2003 for his services as a director of the company other than the standard compensation arrangement for directors and reimbursements of expenses.

Executive Officers and Key Employees

        The following table sets forth information with respect to our executive officers:

Name, Age and Position	Term of Office and Business Experience
JAMES B. REAM, age 48, President, Chief Executive Officer and Director	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. Mr. Ream joined Continental Airlines in 1994 as Vice President—Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President—Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, Mr. Ream held various positions within the finance department of American Airlines, Inc.
FREDERICK S. CROMER, age 39, Vice President and Chief Financial Officer
Mr. Cromer has been Vice President and Chief Financial Officer since July 1997. Mr. Cromer was Staff Vice President—Fleet Planning for Continental Airlines from 1995 to 1997. Prior to joining Continental Airlines, Mr. Cromer held various finance and fleet planning positions within Northwest Airlines, Inc.
JERRY E. LOSNESS, age 64, Vice President and Chief Operating Officer
Mr. Losness has been Vice President and Chief Operating Officer since February 1996. Mr. Losness was Senior Vice President and General Manager from 1993 to 1995, Regional Vice President of the Houston hub from 1992 to 1993 and Chief Financial Officer from October 1990 to 1992.
SCOTT R. PETERSON, age 42, Vice President, General Counsel and Secretary
Mr. Peterson has been Vice President, General Counsel and Secretary since October 2003. Prior to joining our company, Mr. Peterson was employed by Continental Airlines as Managing Attorney—Corporate and Assistant Secretary from 2001 to 2003 and Managing Attorney—Corporate and Latin America and Assistant Secretary from 1995 to 2001.

        The following table sets forth information with respect to certain of our key employees.

Name, Age and Position	Term of Office and Business Experience
CHARLES R. COBLE, age 50, Vice President—Field Services	Mr. Coble has been Vice President—Field Services since 1996. Prior to joining our company, Mr. Coble held various positions with Continental Airlines beginning in 1975, including General Manager of two different stations, and Operations Controller and Director of Customer Service at two of Continental's hubs.
FRED H. JUNEK, JR., age 55, Vice President—Safety and Regulatory Compliance
Mr. Junek has been Vice President—Safety and Regulatory Compliance since 1998. Prior to joining our company, Mr. Junek held various positions with other airlines, including Vice President of Operations, Manager of Flight Safety and Quality Assurance, and Chief Pilot.
KAREN P. MILES, age 47, Vice President—Human Resources and Administration
Ms. Miles has been Vice President—Human Resources and Administration since August 2001, and was Senior Director of Inflight Operations from 1999 to July 2001 and Director of Airport Services from 1997 to 1998. Ms. Miles joined Continental Airlines in 1987 where she held various positions, including Assistant Director of the Houston hub.
JAMES E. NIDES, age 53, Vice President—Flight Operations and Maintenance
Mr. Nides has been Vice President—Flight Operations and Maintenance since August 2002, was Vice President—Flight Operations since July 2001 and was Senior Director of Flight Operations from July 1998 to June 2001. Prior to joining our company, Mr. Nides held various positions with other airlines, including Vice President of Flight Operations and Chief Pilot.

Compensation of Executive Officers

        The following tables set forth the aggregate amount of remuneration we paid during 2003, 2002 and 2001 to the chief executive officer and our other executive officers and specified information relating to stock options awarded to these employees.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Year	Salary	Bonus(1)		Other Annual Compensation(2)	Securities Underlying Options to Purchase Continental Airlines Common Stock(3)	Securities Underlying Options	LTIP Payouts		All Other Compensation(4)
James B. Ream President and Chief Executive Officer	2003 2002 2001	$408,004 408,004 402,758		$264,000 264,000 375,000	$12,777 6,915 6,705	— — 20,000	35,000 250,000 —	$	— — 420,000	$12,000 9,375 —
Frederick S. Cromer Vice President and Chief Financial Officer	2003 2002 2001	$215,374 213,973 208,279		$104,519 103,758 61,500	$9,920 16,440 16,244	— — 5,000	30,000 90,000 —	$	— — 122,146	$12,000 9,778 1,700
Jerry E. Losness Vice President and Chief Operating Officer	2003 2002 2001	$211,912 208,758 201,100		$101,970 101,228 59,375	$9,390 11,159 8,573	— — 5,000	30,000 90,000 —	$	— — 119,167	$14,216 13,593 5,700
Scott R. Peterson Vice President, General Counsel and Secretary(5)	2003	$30,027		$79,200	$760	—	60,000		—	$1,800
John F. Wombwell Vice President, General Counsel and Secretary(5)	2003 2002	$165,446 136,667	$	— 101,475	$7,473 5,495	— —	30,000 60,000		— —	$10,300 89,186

(1)
The 2001 bonuses in the table above were determined under Continental Airlines' management bonus programs, which provide incentive compensation in the form of cash bonuses based on the financial performance of Continental and the performance of the participant. In addition to the bonuses set forth above, in 2001 Messrs. Ream, Cromer and Losness received supplemental bonuses in the amount of $580,000, $160,000 and $155,000, respectively, in connection with the cessation of their participation in Continental's benefit programs. In addition, Mr. Ream received a $284,185 cash payment in settlement of certain supplemental retirement benefits provided in his then-current employment agreement with Continental, and Mr. Losness received cash payments from Continental's deferred compensation plan of $185,069 at the time of the IPO.

(2)
Represents a tax adjustment relating to travel benefits provided to executives.

(3)
All of these stock options were surrendered to Continental Airlines in October 2001 for cancellation without remuneration.

(4)
Represents matching contributions to 401(k) savings plan deferrals and, for Mr. Wombwell, also includes a sign-on payment in 2002.

(5)
Mr. Peterson joined the company in October 2003. Mr. Wombwell joined the company in April 2002 and left the company in October 2003.

Option Grants During 2003

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (2)
James B. Ream	35,000	9.6%	$11.49	5/7/10	$274,050
Frederick S. Cromer	30,000	8.2%	11.49	5/7/10	234,900
Jerry E. Losness	30,000	8.2%	11.49	5/7/10	234,900
Scott R. Peterson	60,000	16.5%	14.56	10/16/10	598,200
John F. Wombwell	30,000	8.2%	11.49	5/7/10	234,900

(1)
Stock options vest one-fourth on each anniversary of the grant date until fully vested. Mr. Wombwell's options terminated following his departure from the company.

(2)
Present value is determined by using the Black-Scholes option pricing model. The material assumptions and adjustments incorporated into the Black-Scholes model in making such calculations include a weighted average risk-free interest rate of 3.3%, dividend yield of 0%, expected remaining life of the stock option grant of 6.6 years and expected volatility representing the annualized standard deviation of daily returns of comparable companies of 69.3%. The ultimate values of the options will depend on the future market prices of the common stock. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the difference between the market value of the common stock on the date the option is exercised and the applicable exercise price.

Aggregated Option Exercises in 2003 and Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
James B. Ream	—	—	62,500	222,500	$—	$122,850
Frederick S. Cromer	—	—	22,500	97,500	—	105,300
Jerry E. Losness	—	—	22,500	97,500	—	105,300
Scott R. Peterson	—	—	—	60,000	—	26,400
John F. Wombwell	—	—	—	—	—	—

(1)
Determined based on the $15.00 closing price of our common stock on December 31, 2003.

Employment Agreements

        We entered into an employment agreement with Mr. Ream in connection with our initial public offering in 2002 providing for an annual base salary, which may be adjusted from time to time by agreement of the parties, and participation in any cash bonus program maintained by us at the maximum level made available to any other executive. Mr. Ream's employment agreement provides that if any payment or benefit he receives, whether pursuant to the employment agreement or otherwise, becomes subject to an excise or other special additional tax (including any interest, taxes or penalties imposed with respect to such taxes), we will make an additional gross-up payment to Mr. Ream in order to put him in the same after-tax position that he would have been had no such taxes been imposed.

        If Mr. Ream terminates his employment with us for any reason, he is entitled to flight and health and other welfare benefits for the remainder of his lifetime. Mr. Ream is also entitled to immediate vesting of and the ability to exercise for 30 days following such termination all stock options and any shares of restricted stock, a termination payment, outplacement services for a period of 12 months and any amounts owed but unpaid under the terms of any of our plans or programs if Mr. Ream's employment is terminated:

  •
  by us delivering written notice that the term of the agreement will not be automatically extended;

  •
  by us without cause;

  •
  by Mr. Ream due to the assignment of duties materially inconsistent with the duties associated with his position or a material diminution in the nature or scope of his authority, responsibilities or title;

  •
  by Mr. Ream due to the occurrence of material conduct by us, which prevents him from performing his duties and responsibilities;

  •
  by Mr. Ream as a result of our requiring him to be permanently based anywhere outside a major urban center in Texas;

  •
  by Mr. Ream as a result of action by us that materially adversely affects the corporate amenities enjoyed by him on the effective date of the agreement; or

  •
  by Mr. Ream as a result of a material breach of the agreement by us, which remains uncorrected for 30 days following notice of the breach.

        Any termination payment owed to Mr. Ream is equal to the product of his annualized compensation (which is defined to equal 225% of his base salary in effect immediately prior to his termination of employment) and a fraction, the numerator of which is the number of months in the severance period and the denominator of which is twelve. The severance period is two years, except in the case of a termination of employment that occurs within two years after a change in control of our company, in which case the severance period is three years.

        The employment agreement with Mr. Ream has a term of three years and automatically renews for additional three-year periods, unless notice of non-renewal is given by either party.

        In connection with entering into the employment agreement with us, Mr. Ream has agreed that he will not, in any geographic area or market where we conduct business or have conducted business during the previous 12 months:

  •
  engage in the regional airline business in the United States, other than serving as a director, officer or employee of a major, mainline airline so long as his duties are principally related to the business of such airline other than the provision of regional airline services;

  •
  render any advice or services to any person engaged in any regional airline business in the United States; or

  •
  induce any of our employees to terminate his or her employment with us or hire or assist in the hiring of any such employee.

        Mr. Ream's noncompetition obligations described above will extend until the second anniversary of his termination of employment (or the third anniversary of such termination if he is entitled to a termination payment based on a severance period of three years).

        We also entered into employment agreements with our other executive officers. These agreements provide for an annual base salary, which may be adjusted from time to time by agreement of the parties, and participation in all benefits, plans and programs. If the officer's employment is terminated involuntarily, the officer is entitled to flight benefits for the remainder of his lifetime and his monthly salary for 18 months. In addition, upon retirement, the officer is entitled to flight benefits for the remainder of the officer's lifetime. The employment relationship with each of these respective officers is at-will and either the officer or we may terminate the relationship at any time.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Plans approved by securityholders(1)	1,276,000	$15.46	1,924,000
Plans not approved by securityholders	—	—	—

Total	1,276,000		1,924,000

(1)
Includes shares underlying options issued pursuant to our 2002 Stock Incentive Plan.

Performance Graph

        The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the American Stock Exchange Airline Industry Index, the Russell 2000 Index and the New York Stock Exchange Composite Index as if $100 were invested in our common stock and each of those indices on April 18, 2002.

	4/18/02	12/31/02	12/31/03
ExpressJet Holdings, Inc.	$100.00	$64.06	$93.75
American Stock Exchange Airline Industry Index	$100.00	$38.77	$61.33
Russell 2000 Index	$100.00	$73.87	$107.39
New York Stock Exchange Composite Index	$100.00	$79.75	$102.72

Executive Compensation Report of the Human Resources Committee

  General Compensation Strategy

        In 2003, the Human Resources Committee of the board continued the compensation strategy adopted in connection with the company's initial public offering in 2002, which is to:

  •
  appropriately link compensation levels with the creation of stockholder value;

  •
  provide total compensation capable of attracting, motivating and retaining employees of outstanding talent;

  •
  achieve competitive total compensation; and

  •
  focus on variable pay to incentivize improved performance.

In attempting to structure competitive executive compensation packages, we apply these factors to available marketplace compensation data for other U.S. airlines of comparable size, including some of the airlines in the airline industry index shown in the performance graph. Since the company primarily competes for executive talent with companies other than airlines, we also use data from some non-airline companies whose historical revenue and other characteristics are comparable to the company's. The elements of compensation that we and our compensation consultants typically consider include base salaries, annual incentives and long-term incentives.

        We seek to link executives' incentives to ExpressJet's performance through:

  •
  the company's Management Bonus Plan, which pays an annual cash bonus to executives and other key employees if the company achieves the financial target established each year by the committee; and

  •
  the company's 2002 Stock Incentive Plan that was approved by stockholders at last year's annual meeting, pursuant to which we may award stock options and restricted stock.

        In conducting these programs, we are guided by section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or any of their other four most highly compensated executives employed on the last day of a given year in certain circumstances. No deduction is permitted for such compensation unless it is based on performance criteria established by a committee of outside directors and approved (as to their material terms) by that company's stockholders. The stock options we have awarded under the 2002 Stock Incentive Plan were designed to qualify as performance-based compensation under section 162(m), and, although not so designed, the bonuses available under the Management Bonus Plan will not exceed $1 million based on current salary levels. Nevertheless, if we deem it appropriate, the committee has the authority to approve compensation or changes to plans, programs or awards in the future that could cause the compensation or awards not to qualify for tax deductions under section 162(m).

        Base Salaries.    We believe it is imperative that the company provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for our executives. Base salary levels also depend on the performance of individual executives over time; consequently, executives with sustained higher levels of performance may have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

        Incentive Compensation.    We also believe that appropriate base salaries must be coupled with incentives that not only help attract and retain qualified employees, but reward them for increased performance. The Management Bonus Plan was designed to provide incentives to management to achieve or better the operating performance goal set by the committee each year. In addition, compensation linked to the performance of the company's common stock is one of the best incentives to align employees' interests with those of stockholders and to enhance performance. Through stock-based awards under the 2002 Stock Incentive Plan, the committee seeks to enhance the performance of the company's executive officers and other key employees in a manner consistent with stockholders' interests, as well as retaining management in the face of significant employment opportunities and recruiting efforts from other companies. Stockholders also approved an employee stock purchase plan last year that is designed to encourage all of the company's employees to identify their interests with those of stockholders and to enhance ExpressJet's performance. Together with profit sharing and certain on-time arrival bonuses for which participants in the Management Bonus Plan are not eligible, we believe that incentives play a significant part in ExpressJet's performance and success.

2003 Executive Compensation

        Base Salaries.    In 2003, the base salaries of the senior executives listed in the Summary Compensation Table were unchanged as the committee believed they were sufficiently competitive based on the available data.

        Cash Incentives.    Under the Management Bonus Plan, executives and other key employees are entitled to receive an annual cash bonus equal to a specified percentage of their base salary if actual operating income is at least 90% of the target operating income approved by the committee. Target bonuses range from 20-60% of base salary depending on the participant's level of responsibility. Payment is made on a sliding scale of 90-110% of the targeted bonus based on the company's financial performance in relation to the target operating income approved by the committee. The company exceeded its targets for 2003, and the chief executive officer and other participants in the plan received 110% of their target bonuses.

        Stock-based Incentives.    Consistent with our compensation strategy, we awarded stock options during 2003 to the chief executive officer and to other officers and key employees. These options bore seven-year terms and were scheduled to vest ratably over four years.

                      Respectfully submitted,

                      Human Resources Committee

                      Janet M. Clarke, Chair
                      Kim A. Fadel
                      Thomas E. Schick

Compensation Committee Interlocks and Insider Participation

        As described above, the Human Resources Committee of the board of directors is composed of Ms. Clarke and Messrs. Fadel and Schick, each of whom has been determined by the board to be independent. None of these directors is or has been in the past an officer or employee of the company or any of its subsidiaries and none has any interlocking or other relationship with the company or its management requiring disclosure.

Certain Relationships and Related Transactions

        Continental Airlines currently holds 30.9% of our common stock and is able to significantly influence (and even control in some cases) the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers. Continental also owns the sole share of our special voting preferred stock, which provides it with the right to elect a designated number of our directors based on the percentage of shares of our common stock that it owns. Continental currently has the right to elect three directors and will continue to have that right so long as it owns at least 30% of our common stock. Two of the directors designated by Continental, Messrs. Bethune and Kellner, are also executive officers of Continental.

        As of December 31, 2003, we had $193.2 million of indebtedness outstanding under a note payable to Continental, an amount equal to approximately 37.9% of our total consolidated assets. During 2003, we made payments of principal and interest on the note in the aggregate amount of $139.0 million. An interest payment of approximately $1.2 million is due on March 31, 2004, a principal and interest payment of approximately $14.7 million is due on June 30, 2004, and principal and interest payments of $27.9 million are due quarterly beginning on September 30, 2004. The entire unpaid balance on the note is due on March 31, 2007.

        We derived substantially all of our revenue in 2003, and currently expect to derive substantially all of our revenue in 2004, from payments for services we provide under our capacity purchase agreement with Continental, which is described below. Our total revenue for the year ended December 31, 2003 was $1.3 billion, an amount equal to approximately 14.5% of Continental's consolidated gross operating revenues for 2003.

        Under the capacity purchase agreement, Continental purchases all of our capacity and pays us specified rates per scheduled block hour for our aircraft together with certain incentive payments and reimbursements. Continental controls scheduling, ticket prices and seat inventories with respect to our operations, performs all sales and ticketing functions for us, and receives cash directly for the sale of our tickets. In connection with the capacity purchase agreement, we have also entered into various aircraft leases and subleases, a master facility and ground handling agreement, an administrative support and information services agreement and a fuel purchasing agreement with Continental.

        We currently lease or sublease all of our aircraft under long-term operating leases from Continental. We also lease or sublease, under various operating leases, substantially all of our ground facilities, including facilities at public airports, from Continental. Our total operating lease expense related to leases with Continental was approximately $279.5 million in 2003.

        Continental provides various services to us and charges us the rates specified in the capacity purchase agreement. In 2003, such charges included $63.3 million related to customer services such as ground handling, $14.4 million for other services including technology, legal, accounting, tax, treasury, human resources and risk management services, and $142.4 million for fuel under our fuel agreement with Continental.

        In accordance with our tax agreement with Continental, to the extent we generate taxable income sufficient to realize additional tax deductions, we are required to pay Continental a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. We are required to pay Continental 100% of the first third of the anticipated tax benefit, 90% of the second third, and 80% of the last third. However, if the tax benefits are not realized by the end of 2018, we will be obligated to pay Continental 100% of any benefit realized after that date. The net payment we made to Continental during 2003 under the tax agreement was approximately $16.6 million.

        We have entered into various agreements for purposes of governing our ongoing relationship with Continental. These agreements include provisions relating to our employee benefit obligations, including flight travel benefits for employees of ExpressJet and Continental, the registration of the shares of our common stock held by Continental and the allocation of federal, state and local tax liabilities between us and Continental. All of these agreements, as well as the capacity purchase agreement and related operating agreements and leases described above, were made in the context of a parent-subsidiary relationship in which we were not separately advised by legal or financial advisors, and their terms may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

Report of the Audit Committee

        The Audit Committee is comprised of three non-employee members of the board of directors. Based on its review of any relationships that proposed Audit Committee members may have with the company and its management, as well as their background and qualifications, the board has determined that the members of the committee are independent and financially literate and that at least one of them has accounting or related financial management expertise, in each case, as those concepts are defined under applicable rules of the SEC and/or the NYSE.

        A copy of the committee's current charter is included as Appendix A to this proxy statement. The committee reviews the charter annually and reports to the board on its adequacy in light of applicable NYSE and SEC rules. The board has adopted the charter, consistent with those rules, and the company furnishes a written affirmation to the NYSE each year relating to the matters addressed in the foregoing paragraph and to the adequacy of the committee's charter.

        As required by its charter, the committee has:

    (a)
    reviewed and discussed with management and the company's independent auditors the audited financial statements of the company as of and for the three years ended December 31, 2003 included in the company's annual report;

    (b)
    reviewed and discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees";

    (c)
    received from the independent auditors the written disclosures and the letter delineating all relationships between such auditors and the company and the other matters required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees";

    (d)
    reviewed and discussed with the independent auditors their independence; and

    (e)
    recommended to the board, based on the foregoing reviews and discussions, that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

        Throughout the year, the committee meets with various employees and has access to all of the company's employees. In addition to meeting with the independent auditors, who are appointed by and report directly to the committee, the committee is authorized to and may from time to time retain outside legal, accounting or other advisors if it deems it necessary.

        During the last year, the committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. In addition, the committee reviewed with the independent auditors their judgment as to the quality, and not just the acceptability, of the company's accounting policies, and determined that the non-audit services provided by the independent auditors to the company are compatible with maintaining the independence of the independent auditors.

        Although the committee is charged with overseeing the company's accounting and financial reporting processes and the audit of its financial statements, the charter makes clear that it is not the duty of the committee to plan or conduct audits or to determine that the company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Management is responsible for the company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the company or accountants or auditors by profession.

        We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on the representations of the independent auditors in their report on the company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our reviews and discussions with management and the independent auditors do not assure that the company's financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards.

                      Respectfully submitted,

                      Audit Committee

                      L.E. Simmons, Chairman
                      Janet M. Clarke
                      Thomas E. Schick

Code of Ethics

        ExpressJet's board has approved the "Principles of Conduct", which are applicable to all directors, officers and employees of the company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Principles of Conduct are available on our website at www.expressjet.com. The company intends to post amendments to or waivers of this code for its directors and executive officers, including its principal executive officer and principal financial officer, and its principal accounting officer, at this location on its website.

Proposal 1:

ELECTION OF DIRECTORS

        It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the Meeting. We do not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Meeting, we anticipate that proxies will be voted for other nominees to be selected by the board of directors.

General

        Our board of directors currently consists of nine persons, two Class I directors with terms expiring at the 2005 annual meeting of stockholders, two Class II directors with terms expiring at the 2006 annual meeting of stockholders, two Class III directors with terms expiring at the Meeting, and three directors elected by the holder of the special voting preferred stock to serve until the earlier of their respective death, resignation or removal, or the termination of their respective terms of office. There is no family relationship between the nominees for director and any other director or executive officer.

        At the Meeting, stockholders will vote for the nominees for Class III director listed below. The terms of the Class III directors elected at the Meeting will continue until the annual meeting of stockholders in 2007 or until their respective successors have been duly elected and have qualified. The following table shows (i) the nominees' name and age, (ii) the period for which each has served as a director, (iii) all positions and offices with ExpressJet currently held by the nominees and their principal occupations and business experience during the last five years, (iv) other directorships held by the nominees and (v) the standing committees of the board of directors on which they serve.

Nominees to Serve Three-Year Terms Expiring at the 2007 Annual Meeting (Class III Directors)

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
KIM A. FADEL, age 51, Director (Human Resources Committee; Nominating and Corporate Governance Committee, Chair)	Mr. Fadel has been a director since May 2002. He is currently Chief Counsel— Small Business Services for BellSouth Corporation, having held that position since 2000. Previously, he was Vice President, General Counsel and Secretary of BellSouth Communications Systems, Inc., a subsidiary of BellSouth Corporation, from 1994 to 2000, and held various other positions with BellSouth entities since 1986. Mr. Fadel was previously an attorney with Wishart, Norris, Henninger and Pitman, P.A. and a Naval Flight Officer in the United States Navy.
L.E. SIMMONS, Age 57, Director (Audit Committee, Chair)
Mr. Simmons has been a director since May, 2002. He is the founder of SCF Partners (a private investment firm), and has served as its President since 1989. He is the Chairman of the Board of Oil States International and a director of Varco International, Inc., Simmons Media Group and Zions Bancorporation.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

Continuing Directors

        The following describes current directors of the company whose terms will continue after the Meeting.

Directors Serving a Term Expiring at the 2005 Annual Meeting (Class I Directors)

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
JAMES B. REAM, Age 48, President, Chief Executive Officer and Director (Executive Committee)	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. Mr. Ream joined Continental Airlines in 1994 as Vice President—Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President—Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, Mr. Ream held various positions within the finance department of American Airlines, Inc.
THOMAS E. SCHICK, Age 62, Chairman of the Board (Audit Committee; Executive Committee; Human Resources Committee; Nominating and Corporate Governance Committee)
Mr. Schick has been Chairman of the Board since September 2002 and a director since May 2002. Mr. Schick retired from The Boeing Company in June 2001. He held various positions with Boeing's Commercial Airplanes Group from 1992 through 2001, including Executive Vice President and Deputy to the President and Executive Vice President of Commercial Aviation Services. Prior to Boeing, Mr. Schick's positions included President and Chief Operating Officer of Midway Airlines, Senior Vice President Technical Operations of USAir Inc., and President and Chief Operating Officer of Piedmont Aviation, Inc.

Directors Serving a Term Expiring at the 2006 Annual Meeting (Class II Directors)

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
JANET M. CLARKE, Age 51, Director (Audit Committee; Human Resources Committee, Chair; Nominating and Corporate Governance Committee)	Ms. Clarke has been a director since May 2002. Ms. Clarke is the founder of Clarke Littlefield LLC (a marketing technologies advisory firm) and has served as its President since June 2003 and from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc. (September 2002 to June 2003); Executive Vice President of Young & Rubicam Inc. (an advertising and media services company) and Chairman and CEO of its KnowledgeBase Marketing subsidiary (2000 to 2001); and Managing Director, Global Database Marketing at Citibank (1997 to 2000). Ms. Clarke is also a director of Cox Communications, Inc., eFunds Corporation and Forbes.com.
RICHARD F. WALLMAN, age 52, Director
Mr. Wallman has been a director since January 2004. He retired in July 2003, having served as Senior Vice President and Chief Financial Officer of Honeywell International Inc., and its predecessor, Allied Signal, Inc., since March 1995. Prior to joining Honeywell, Mr. Wallman held positions with IBM, Chrysler and Ford. Mr. Wallman is also a director of Ariba, Inc., Avaya Inc., Hayes Lemmerz International, Inc. and Lear Corporation.

Directors Elected by the Holder of Special Voting Preferred Stock

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
GORDON M. BETHUNE, Age 62, Director (Executive Committee, Chair)	Mr. Bethune was the Chairman of our Board of Directors from 1994 to September 2002 and was also Chief Executive Officer until July 2001. Mr. Bethune has been the Chairman of the Board and Chief Executive Officer of Continental Airlines since 1996 and held various positions with Continental beginning in 1994, including President and Chief Operating Officer. Prior to Continental, Mr. Bethune held various positions with The Boeing Company, including Vice President and General Manager of the Commercial Airplane Group Renton Division, Vice President and General Manager of the Customer Services Division and Vice President of Airline Logistics Support. Mr. Bethune is also a director of Continental Airlines, Honeywell International Inc. and Sprint Corp.

LAWRENCE W. KELLNER, Age 45, Director
Mr. Kellner has been a director since July 1995. Mr. Kellner has served as President and Chief Operating Officer of Continental Airlines since March 2003. From May 2001 to March 2003 he was Continental's President and from 1996 until May 2001 he was its Executive Vice President and Chief Financial Officer. Mr. Kellner is also a director of Continental Airlines, Marriott International, Inc. and Belden & Blake Corporation.
C.D. MCLEAN, Age 62, Director
Mr. McLean has been a director since May 1995. Mr. McLean retired in March 2003 as Executive Vice President and Chief Operating Officer of Continental Airlines, a position he had held since May 2001. Mr. McLean was Executive Vice President—Operations of Continental from 1996 to 2001.

Proposal 2:

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

        The Audit Committee of the board of directors desires to continue to engage the services of Ernst & Young LLP for the fiscal year ending December 31, 2004. Accordingly, the Audit Committee has reappointed Ernst & Young to audit the financial statements of ExpressJet and its subsidiaries for fiscal 2004 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider their appointment. Fees paid to Ernst & Young during the last year were as follows:

        Audit Fees.    Ernst & Young's fees billed for professional services rendered for (i) the audit of the company's consolidated financial statements included in our annual report on Form 10-K, (ii) reviews of the financial statements included in our quarterly reports on Form 10-Q, (iii) consultation on accounting or disclosure treatment of various transactions in accordance with regulatory interpretations and (iv) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings (such as comfort letters and consents) during 2003 and 2002 were $385,300 and $284,600, respectively.

        Audit-Related Fees.    Audit-related fees billed by Ernst & Young during 2003 and 2002 were $40,000 and $89,458, respectively, for consultation on accounting or disclosure treatment of various proposed transactions in accordance with regulatory interpretations, audits related to our benefit plans, and consultation on compliance with the Sarbanes-Oxley Act of 2002.

        Tax Fees.    Tax fees billed by Ernst & Young during 2003 totaled $100,000 for tax planning, review of federal, state, local and international income, franchise and other tax returns and miscellaneous tax related services. There were no fees billed by Ernst & Young for tax services during 2002.

        All Other Fees.    There were no other fees billed by Ernst & Young during 2003 and 2002.

        The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independent auditor's independence, and determined that such non-audit services are compatible with the independence of Ernst & Young. The Audit Committee is required by its charter to approve all services to be provided to the company by the independent auditors. Beginning in 2003, this includes the pre-approval of (i) all audit services and (ii) any significant (i.e., not de minimis) non-audit services. The Audit Committee has delegated to its chairman, the authority to pre-approve certain of these services, which services are then presented to the full committee at its next regular meeting. All of the 2003 fees discussed above, all of the 2002 audit fees and none of the 2002 audit-related fees, were pre-approved pursuant to these procedures.

        Representatives of Ernst & Young will be present at the Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

OTHER MATTERS

        We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2003.

2005 Annual Meeting

        Any stockholder who wants to present a proposal at the 2005 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company in accordance with the following deadlines. Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders must be received by the Secretary of ExpressJet at our principal executive offices by November 24, 2004 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2005 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 45 days and not more than 75 days prior to March 24, 2005. However, if the 2005 annual meeting of stockholders is advanced by more than

30 days, or delayed by more than 30 days, from May 5, 2005, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2005 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2005 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which are available on our website at www.expressjet.com or may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

        EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

        ExpressJet's Annual Report on Form 10-K for the year ended December 31, 2003, including exhibits, is available on our website at www.expressjet.com. We will furnish to interested security holders any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company's Secretary at the company's headquarters at 1600 Smith Street, HQSCE, Houston, Texas 77002.

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
EXPRESSJET HOLDINGS, INC.

Purpose

        1.     This Charter of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of ExpressJet Holdings, Inc., a Delaware corporation (the "Company"), has been approved and adopted by the Board on November 10, 2003. The purposes of the Committee are to oversee the accounting and financial reporting processes and audits of the financial statements of the Company, to prepare the report required by applicable rules of the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement and to otherwise assist the Board's oversight of:

  (a)
  the integrity of the Company's financial statements;
  (b)
  the Company's compliance with legal and regulatory requirements;
  (c)
  the qualifications, independence and performance of the Company's independent auditors;
  (d)
  the performance of the Company's internal audit function; and
  (e)
  the Company's systems of internal accounting and financial controls.

        In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company.

        2.     The Committee shall at all times consist of at least three directors, and may consist of such greater number of directors as the Board appoints to the Committee from time to time by resolution of the Board. Each member of the Committee shall be a person who qualifies to be a member of an audit committee pursuant to applicable law and the rules of the New York Stock Exchange ("NYSE"). The Committee shall be comprised of directors who are independent of management and the Company. "Independence" shall be defined to conform to the rules promulgated from time to time by the SEC and the NYSE and such determination shall be confirmed by the Board of Directors. All Audit Committee members must be financially literate, and at least one member must have the accounting or financial expertise required by the rules of the SEC and the NYSE. The qualifications of financial literacy and expertise will be determined and confirmed by the Board of Directors.

        3.     The members of the Committee shall be appointed or reappointed at the meeting of the Board immediately following each annual meeting of stockholders of the Company. Each member of the Committee shall continue as a member thereof until his or her successor is appointed or until his or her earlier death, resignation, removal or cessation as a director of the Company.

Process

        4.     The Chairman of the Board or, if the Chairman of the Board shall fail to do so, the members of the Committee, shall appoint a Chair of the Committee from among the members of the Committee. If the Chair of the Committee is not present at any meeting of the Committee, the members of the Committee shall appoint an acting Chair for such meeting. The Secretary of the Company, or any Assistant Secretary of the Company, shall attend each meeting of the Committee and shall act as secretary of such meeting.

        5.     The time and place of meetings of the Committee and the procedures to be followed at such meetings shall be determined from time to time by the members of the Committee; provided that:

  (a)
  a quorum for meetings shall be a majority of the members, present in person or by telephone or other telecommunications device permitting all persons participating in the meeting to speak to and hear each other;

  (b)
  the affirmative vote of a majority of the members of the Committee shall be the act of the Committee;

  (c)
  the Committee may act by unanimous written consent signed by each member of the Committee;

  (d)
  the Committee shall keep minutes of its proceedings and shall deliver the same (and reports and recommendations to the Board) to the Secretary of the Company;

  (e)
  all minutes of meetings of the Committee, and all unanimous written consents of the Committee, shall be filed with the records of meetings of the Committee;

  (f)
  the Chair, or any member of the Committee, or the Secretary of the Company at the direction of the Chair of the Committee, the Chairman of the Board or the Chief Executive Officer of the Company, shall have the authority to call meetings of the Committee; and

  (g)
  notice of the time and place of every regular meeting of the Committee (which meeting shall be deemed a regular meeting if it occurs on the same date as a meeting of the Board of Directors) shall be given in writing or by facsimile transmission to each member of the Committee at least five days before any such regular meeting, and notice of the time and place of every special meeting of the Committee shall be given in writing or by facsimile transmission to each member of the Committee not later than the close of business on the second day next preceding the day of the meeting; provided that in each case a member may waive notice of any meeting.

Responsibilities

        6.     The Committee shall review and assess at least annually the (a) adequacy of this Charter and (b) performance of the Committee in light of applicable law and the rules of the SEC and NYSE. A copy of this Charter as it may be amended from time to time shall be included on the Company's website and in the Company's annual proxy statement to the extent required by applicable rules of the NYSE and the SEC.

        7.     The Committee shall review and assess at least annually the overall scope and focus of the internal audit plan of the Company and advise and make recommendations to the Board on auditing practices and procedures.

        8.     The Committee shall be solely responsible for (a) the appointment, compensation, oversight (including resolution of disagreements between management and the independent auditors regarding financial reporting), rotation and termination of the Company's independent auditors, who shall report directly to the Committee, and (b) the approval of all services to be provided to the Company by such independent auditors, including the pre-approval of (i) all auditing services, including the scope of the annual audit, and (ii) any significant non-audit services to be performed for the Company by the independent auditors, subject to the requirements of applicable law. The Committee may delegate the authority to grant such pre-approvals to one or more Committee members designated by the Committee, provided that any matters so pre-approved shall be presented to the full Committee, at its next regular meeting.

        9.     The Committee shall, no less than annually, evaluate the qualifications, performance and independence of the independent auditors, including the lead and concurring partners, taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions to the Board.

        10.   The Committee shall establish clear policies for the Company's hiring of employees or former employees of its independent auditors to the extent required to comply with applicable law and NYSE rules.

        11.   The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such matters may be discussed generally (e.g., types of information and presentations) and need not include specific releases or guidance.

        12.   The Committee shall review with the Company's independent auditors and management, including the internal auditors (as appropriate):

  (a)
  all critical accounting policies and practices and any other material components of the Company's financial statements involving management's judgment or estimates, and the independent auditors' judgments about the quality of accounting principles and the clarity of financial disclosure practices used or proposed to be used by the Company;

  (b)
  the alternative treatments of material financial information within generally accepted accounting principles that have been discussed with management officials, ramifications of the use thereof, and the treatment preferred by the independent auditors;

  (c)
  material off-balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities or others that may have a material current or future effect on the Company's financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses;

  (d)
  any material changes in accounting policies or practices and the impact thereof on the Company's financial statements;

  (e)
  the interim financial statements of the Company, and the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to their being filed with the SEC;

  (f)
  the annual audited financial statements of the Company, and the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" prior to their being filed with the SEC; based on this review, the Committee will recommend to the Board whether to include such financial statements in the Company's annual report on Form 10-K;

  (g)
  at least quarterly the effectiveness of the accounting, financial and disclosure controls and procedures of the Company and its subsidiaries, the implementation of additional or improved internal control procedures, any significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data and any material weaknesses in internal controls; and

  (h)
  any fraud that involves management or other employees who have a significant role in the Company's internal controls.

        13.   The Committee shall review with the Company's independent auditors:

  (a)
  any report or recommendation of the independent auditors;

  (b)
  at least annually, a written report by the independent auditors describing (i) their internal quality-control procedures, (ii) any material issues raised by their most recent internal quality-control review, peer review or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more of their independent audits, and any steps taken to deal with any such issues, (iii) all relationships between the independent auditors and the Company, together with any other matters required to be included by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," necessary to assess the independence of the independent auditors and (iv) the nature and scope of any disclosed relationships or professional services;

  (c)
  the scope of such auditors' proposed audit and audit procedures;

  (d)
  the results of the annual audit, the quarterly reviews of the Company's financial statements and any other matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as applicable and as may be modified from time to time (the Chair of the Committee may represent the entire Committee for purposes of the quarterly reviews);

  (e)
  the responsibilities, budget and staffing of the Company's internal audit function;

  (f)
  any audit problems or difficulties and management's response; and

  (g)
  material written communications between the independent auditors and management, such as management letters and schedules of unadjusted differences.

        14.   The Committee shall prepare a report for inclusion in the Company's annual proxy statement which addresses the matters required to be included therein by the rules of the SEC or NYSE as then in effect.

        15.   The Committee shall review and discuss the Company's policies with respect to risk assessment and risk management, including (a) legal and ethical compliance policies and programs, (b) quality control and quality assurance and (c) material foreign currency risk management strategies, jet fuel hedging strategies and other material usage by the Company or any of its subsidiaries of hedges, options, futures, swaps or other derivative products or securities.

        16.   The Committee shall, to the extent it determines appropriate, review from time to time the expenses of the senior officers (and, if it so desires, any other officers) of the Company charged to the Company or any of its subsidiaries, and any transactions between the Company or any of its subsidiaries and any affiliate of the Company.

        17.   The Committee shall periodically meet separately with the independent auditors, with management, and with the internal auditors to discuss issues or concerns that warrant Committee attention.

        18.   The Committee shall review with management and legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

        19.   The Committee shall review the Company's environmental policies and standards, and such reports as it may request from management or environmental consultants or advisors, and shall periodically discuss with management and legal counsel any material environmental proceedings, claims or other contingencies and such other environmental matters affecting the Company or any of its subsidiaries as the Committee shall from time to time determine appropriate or as the Board may specifically direct.

        20.   The Committee shall establish procedures for the (a) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters.

        21.   Notwithstanding the foregoing responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Miscellaneous

        22.   The Committee shall fulfill such other duties and responsibilities as assigned to the Committee from time to time by the Board.

        23.   The Committee shall regularly report on its activities to the Board and shall provide the Board with such information as the Board may from time to time request.

        24.   In performing its duties hereunder, the Committee shall have the authority to retain such outside legal, accounting or other advisors as it shall deem necessary to carry out its duties hereunder, without seeking further approval of the Board, and the Company shall provide for appropriate funding therefor and for payment of compensation to the independent auditors, as determined by the Committee.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
1. Election of Directors: 01 Kim A. Fadel 02 L.E. Simmons	FOR nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for nominees listed to the left ☐	2. Ratification of Independent Auditors:	FOR ☐	AGAINST ☐	ABSTAIN ☐
(Instruction: To withhold authority to vote for any nominee, write that nominee's name on the line below.)	Please mark this box ONLY if stock owned of record or beneficially by you is owned or controlled by persons who are not U.S. citizens (as defined in the proxy statement).	☐

Please disregard the following if you have previously provided your consent decision.

Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.
Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/xjt Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.expressjet.com

EXPRESSJET HOLDINGS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 5, 2004
This Proxy Is Solicited on Behalf of the Board of Directors

        The undersigned hereby authorizes Thomas E. Schick, James B. Ream and Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on May 5, 2004, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of ExpressJet Holdings, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

        Whether or not you expect to attend the annual meeting, please vote your shares. As explained on the other side of this proxy, you may vote by Internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), AND "FOR" THE RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 2).

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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